[Apache Logo]	Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713) 296-7276
	Patrick Cassidy	(713) 296-6100
(Investor):	Alfonso Leon	(713) 296-6692

(Website):	www.apachecorp.com
APACHE TO ACQUIRE EXXONMOBIL’S BERYL FIELD,
OTHER UK NORTH SEA ASSETS FOR $1.75 BILLION
     Houston, Sept. 21, 2011 — Apache Corporation (NYSE, Nasdaq: APA) said today that its subsidiary Apache North Sea Limited has agreed to acquire Exxon Mobil Corporation’s Mobil North Sea LLC assets — including the Beryl field and related properties — for $1.75 billion.
     The fields have current net production of approximately 19,000 barrels of oil and natural gas liquids and 58 million cubic feet (MMcf) of natural gas per day. At year-end 2010, estimated proved reserves totaled 68 million barrels of oil equivalent.
     The transaction, with a planned close at year-end 2011, is expected to increase Apache’s North Sea production by 54 percent and proved reserves by 44 percent.
     The assets to be acquired include:
•	Operated interests in the Beryl, Nevis, Ness, Nevis South, Skene and Buckland fields;

•	Operated interest in the Beryl/Brae gas pipeline and the SAGE gas plant;

•	Non-operated interests in the Maclure, Scott and Telford fields; and

•	Benbecula (West of Shetlands) exploration acreage.
     “These major legacy assets will expand Apache’s presence in the North Sea. They bring us significant remaining life, high production efficiency and quality reservoirs — the best North Sea assets we’ve evaluated since acquiring the Forties Field in 2003,” said G. Steven Farris, Apache’s chairman and chief executive officer. “There is a portfolio of low-risk exploitation projects, and we believe the complex structural setting holds reserve upside.

     “Over the past eight years, Apache has demonstrated the ability to increase the efficiency of mature North Sea assets, find new reserves to extend field life, and operate in a safe and environmentally responsible manner,” Farris said.
     Since acquiring the Forties Field in 2003, Apache has drilled about 100 development wells, invested $3.2 billion, produced approximately 161 MMboe — more than the proved reserves at the time of the acquisition — and added an estimated 171 MMboe in new reserves. Second-quarter 2011 net production from Forties averaged 56,985 barrels of oil per day, up from approximately 33,000 barrels per day in the second quarter of 2003, after Apache assumed operations.
     Production from the Mobil North Sea LLC fields will add to the percentage of Apache’s current output that is indexed to the premium Brent crude oil benchmark price.
     Apache will take on the ExxonMobil employees currently supporting the former Mobil North Sea LLC assets. “We look forward to a new period of growth with a strong, combined team,” said James L. House, region vice president and managing director of Apache North Sea Limited.
     The transaction is subject to regulatory approvals and preferential rights. Apache intends to fund the acquisition with cash.
     “We appreciate the opportunity to work with the ExxonMobil team to hammer out this transaction,” Farris said.
     Apache will host a conference call to discuss the transaction at 10:30 a.m. Central time on Wednesday, Sept. 21; listen to the call via a live webcast on Apache’s website, www.apachecorp.com. The slide presentation for the conference call is available on Apache’s website. The webcast replay will be archived on Apache’s website for 30 days. The conference call will be available for delayed playback by telephone for two weeks beginning at approximately 2 p.m. Central time on Sept. 21. To access the telephone playback, dial toll-free to (855) 859-2056 or (404) 537-3406 and enter conference ID 12249939.

     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com.
     This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements include, but are not limited to, statements about the anticipated closing of Apache’s planned acquisition of ExxonMobil’s Beryl Field and related assets in the U.K. North Sea and Apache’s expected production and proved reserves in the North Sea after the acquisition. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in our 2010 Form 10-K as amended by Amendment No. 1 to our annual report on Form 10-K/A filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.